Exhibit 4.2.1

AMENDMENT NO. 1 TO INDENTURE

March 30, 2005

THIS AMENDMENT NO. 1 TO INDENTURE is made by Phoenix Color Corp., a Delaware Corporation (the “Issuer”), and JPMorgan Chase Bank, National Association, as trustee (the “Trustee”), pursuant to Section 9.02 of the Indenture dated February 2, 1999, by and among the Issuer, certain subsidiaries of the Issuer as guarantors, and the Trustee (the “Indenture”).

WHEREAS, on December 29, 2004, (i) the Issuer purchased the equipment described on Exhibit A hereto (the “Leased Equipment”) from the lessors of such Leased Equipment (the “Purchase Transaction”) and (ii) immediately thereafter, conveyed to R.R. Donnelley & Sons Company (“Donnelley”) the Leased Equipment together with certain other equipment of the Issuer used in the Issuer’s manufacturing facility known as “Book Technology Park”, all on the terms and conditions set forth in the Asset Purchase Agreement attached hereto as Exhibit B hereto (the “Sale Transaction”);

WHEREAS, the consideration paid by Donnelley to the Issuer in the Sale Transaction was equal in amount to the consideration paid by the Issuer to purchase the Leased Equipment in the Purchase Transaction;

WHEREAS, the Issuer and the Trustee wish to amend the Indenture to specifically permit the Purchase Transaction and the Sale Transaction and to provide that neither the Purchase Transaction nor the Sale Transaction shall be deemed to have breached any of the covenants or other obligations of the Issuer pursuant to the Indenture; and

WHEREAS, the holder of a majority in principal amount of the 10-3/8% Senior Subordinated Notes of the Issuer has consented to such amendment.

NOW, THEREFORE, the Indenture is hereby amended to specifically permit the Purchase Transaction and the Sale Transaction and to provide that neither the Purchase Transaction nor the Sale Transaction shall be deemed to have breached any of the covenants or other obligations of the Issuer pursuant to the Indenture.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Indenture, effective as of the date first hereinabove written.

PHOENIX COLOR CORP.

By:	/s/ Edward Lieberman Edward Lieberman, Chief Executive Officre

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION

By:	/s/ Francine Springer Francine Springer, Vice President

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